Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY INC. REPORTS STRONG SECOND QUARTER 2012 RESULTS

Seattle, WA – July 31, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the second quarter ended June 30, 2012. Revenue for the quarter was $84.2 million compared to $67.9 million in the prior year period. The Company reported net income for the quarter of $147.4 million or $3.91 diluted income per share compared to a net loss of ($3.0 million) or ($0.08) per share in the second quarter of 2011. The second quarter of 2012 operating results included a $139.1 million pre-tax gain, which resulted from the sale of the Company’s interconnect hardware development program to Intel Corporation.

Revenue for the six-month period ended June 30, 2012 was $196.5 million compared with $107.8 million in the prior year period. Net income was $152.4 million or $4.12 diluted income per share for the first half of 2012 compared to a net loss of ($4.4 million) or ($0.13) per share in the prior year period. Operating income for the first six months of 2012, excluding the $139.1 million pre-tax gain from the asset sale to Intel, was $20.8 million.

The first half of 2012 results included non-cash items of $4.0 million for depreciation and amortization and $2.4 million related to stock compensation expense.

Total gross profit margin for the second quarter of 2012 was 41% compared to 38% for the second quarter of 2011. For the second quarter of 2012, product margin was 42% and service margin was 35%.

Operating expenses for the second quarter of 2012 were $22.1 million compared to $28.7 million in the prior year period. The Company’s second quarter and first half of 2012 results were impacted by higher accrued incentive-based compensation due to strong operating results, as well as increased spending toward our growth initiatives compared to 2011. Second quarter of 2012 operating expenses benefited from $15 million in R&D co-funding credits related to the Company’s DARPA contract. The second quarter of 2012 results also included non-cash items of $2.1 million for depreciation and amortization and $1.2 million for stock compensation expense.

Cray’s effective tax rate for the first half of the year was 5% and benefited from the recognition of a capital loss and the partial release of a valuation allowance provided against deferred tax assets. The deferred tax asset balance primarily resulted from net operating loss carryforwards that were generated in previous periods.

As of June 30, 2012, cash balances totaled $223 million compared to $112 million as of March 31, 2012. Working capital increased by $168 million during the second quarter to $315 million as of June 30, 2012.

“We had a very strong quarter, led by the acceptance of our first petaflops system at a large commercial customer and the completion of a $140 million asset sale,” said Peter Ungaro, president and CEO of Cray. “During the first half of the year, we made good progress on each of our three growth initiatives while also delivering strong operating results. We were recently awarded a number of exciting new wins for our next-generation supercomputer, called ‘Cascade’, which is planned for general availability next year. We have a lot of work left to do in order to achieve our outlook for this year, but our business is in excellent shape as we continue to build on our strong market position now and into the future.”

2012 Outlook

A wide range of results remains possible for 2012. While many variables may impact our results, one significant item is the timing of a single planned customer acceptance, which would represent approximately $150 million in product revenue. This is the largest system we have ever built and its acceptance is dependent on several items, including third-party components, all on a tight timeline due to previous delays. Assuming acceptance of this system occurs in 2012, as currently planned, we continue to anticipate total revenue to be in the range of $430-$450 million for the year.

Revenue in the third quarter of 2012 is expected to be about $30 million. For the year, overall gross margins are anticipated to be in the 35 percent range and total operating expenses are expected to be about $120 million. Based on this outlook, we expect to be solidly profitable for 2012, independent of the $139 million pre-tax gain on the sale of our interconnect hardware development program that occurred during the second quarter.

The Company’s 2012 effective income tax rate is currently projected to be about 5-8% but is dependent on a number of variables.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

•

In July, Cray announced it was awarded a contract to deliver a next-generation Cray supercomputer, code-named “Cascade”, and a next-generation Cray Sonexion storage system to the Pawsey Centre in Perth, Australia. The contract is valued at more than $21 million.

•

In July, Cray announced it was awarded a contract to provide the Finnish IT Center for Science with a “Cascade” supercomputer. Consisting of product and services, the multi-year, multi-phase contract is valued at more than $12 million, and a vast majority of the system is expected to be delivered in 2014.

•

In June, Cray announced it will install a “Cascade” system and a next-generation Cray Sonexion storage system at the Department of Energy’s National Energy Research Scientific Computing Center (NERSC). The multi-year, multi-phase procurement is valued at more than $40 million.

•

In June, Cray announced that its “Cascade” systems will be available with Intel’s new Intel Xeon Phi coprocessors. The Intel Xeon Phi product family is based on Intel’s Many Integrated Core architecture, which is designed for highly parallel workloads.

•

In June, as part of Cray’s technical enterprise/midrange growth initiative, Cray announced it was awarded a new contract by the Department of Defense High Performance Computing Modernization Program to deliver a new Cray XE6m supercomputer to the Naval Research Laboratory in Monterey, California. The initial system contract is valued at more than $16 million in product revenue. The contract also calls for Cray to significantly upgrade the program’s three existing Cray XE6 supercomputers.

•

In June, Cray’s YarcData subsidiary launched a $100,000 Graph Analytics Challenge. The contest is designed to showcase the increasing applicability and adoption of graph analytics in solving Big Data problems.

•

During the second quarter, Cray delivered and received acceptance on Cray Sonexion 1300 storage subsystems in the energy, government and academic market segments. Cray has now shipped over 50 petabytes of storage capacity in 2012.

•

During the second quarter, Cray completed two different development milestones totaling $15 million in R&D credits for its Defense Advanced Research Projects Agency (DARPA) contract related to the development of its next-generation “Cascade” supercomputer.

Conference Call Information

Cray will host a conference call today, Tuesday, July 31, 2012 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss its second quarter 2012 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1- 855-894-4205 and enter the access code 14743057. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-855-859-2056, and entering the access code 14743057. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. PDT on Tuesday, July 31, 2012.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, Cray’s planned customer acceptances and Cray’s product development plans. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that customer acceptances, particularly the planned customer acceptance that would represent approximately $150 million in product revenue, are not received in 2012 as expected or at all, the risk that planned updates to third-party processors, including NVIDIA’s next generation “Kepler” GPUs, are not available with the performance expected or when expected, the risk that Cray will continue to have further supply issues related to a key component and will not be able to secure components that meet Cray’s specifications in sufficient quantities on time, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that Cray is not able to successfully complete its planned product development efforts, including those related to its next-generation “Cascade” supercomputer, within the planned timeframes or at all, the risk that Cray’s growth initiatives are not successful, the risk that Cray is not able to achieve and obtain acceptance of its remaining DARPA co-funded development milestone and earn R&D co-funding credits at the currently-contracted amount when expected or at all, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended June 30, 2012, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the company’s expectations.

###

Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray Sonexion 1300, YarcData, Cray XE6m and Cray XE6 are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUE:
Product	$68,516	$47,654	$164,493	$64,350
Service	15,667	20,266	31,997	43,437

Total revenue	84,183	67,920	196,490	107,787

COST OF REVENUE:
Cost of product revenue	39,521	31,638	97,071	42,955
Cost of service revenue	10,167	10,528	19,768	21,878

Total cost of revenue	49,688	42,166	116,839	64,833

Gross profit	34,495	25,754	79,651	42,954

OPERATING EXPENSES:
Research and development, net	6,893	18,464	30,643	24,920
Sales and marketing	10,233	6,373	18,106	12,729
General and administrative	4,971	3,777	10,101	7,914
Restructuring	0	58	0	1,176

Total operating expenses	22,097	28,672	58,850	46,739
Net gain on sale of interconnect hardware development program	139,068	0	139,068	0

Income (loss) from operations	151,466	(2,918)	159,869	(3,785)
Other income (expense), net	245	193	465	(350)
Interest income, net	37	23	36	40

Income (loss) before income taxes	151,748	(2,702)	160,370	(4,095)
Income tax expense	(4,326)	(256)	(7,984)	(348)

Net income (loss)	$147,422	$(2,958)	$152,386	$(4,443)

Basic net income (loss) per common share	$4.05	$(0.08)	$4.24	$(0.13)

Diluted net income (loss) per common share	$3.91	$(0.08)	$4.12	$(0.13)

Basic weighted average shares	36,367	35,040	35,947	34,911
Diluted weighted average shares	37,682	35,040	36,956	34,911

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$219,459	$50,411
Restricted cash	3,500	3,776
Accounts and other receivables, net	101,695	72,381
Inventory	131,537	97,881
Prepaid expenses and other current assets	11,986	12,932

Total current assets	468,177	237,381
Property and equipment, net	16,624	16,462
Service inventory, net	1,506	1,611
Deferred tax assets	13,042	13,352
Other non-current assets	13,014	14,293

TOTAL ASSETS	$512,363	$283,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,153	$38,328
Accrued payroll and related expenses	19,603	11,270
Other accrued liabilities	12,754	5,414
Deferred revenue	83,316	44,636

Total current liabilities	152,826	99,648
Long-term deferred revenue	29,631	14,184
Other non-current liabilities	2,494	2,453

TOTAL LIABILITIES	184,951	116,285
Shareholders’ equity:
Common stock and additional paid-in capital	572,672	564,148
Accumulated other comprehensive income	6,168	6,480
Accumulated deficit	(251,428)	(403,814)

TOTAL SHAREHOLDERS’ EQUITY	327,412	166,814

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$512,363	$283,099